Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Formation/Organization

Oculis Holding AG	Switzerland
Oculis Operations Sàrl	Switzerland
Oculis ehf.	Iceland
Oculis US, Inc.	United States
Oculis France Sàrl	France
Oculis HK, Ltd	Hong Kong